Graubard Miller The Chrysler Building 405 Lexington Avenue New York, N.Y. 10174-1901 (212) 818-8800
facsimile		direct dial number

(212) 818-8881

April 25, 2014

Tecnoglass Inc.

Avenida Circunvalar a 100 mts de la Via 40

Barrio Las Flores

Barranquilla, Colombia

Re:	Registration Statement

Ladies and Gentlemen:

Reference is made to the Registration Statement originally filed on Form S-3 and later amended on Form S-1 (as it may be amended from time to time, the “Registration Statement”) and prospectus contained therein (the “Prospectus”), originally filed with the Securities and Exchange Commission on February 11, 2014 by Tecnoglass Inc. (“Company”), a Cayman Islands company, under the Securities Act of 1933, as amended, with respect to (A) the resale of: (i) 649,382 ordinary shares issued to certain Selling Securityholders (as defined in the Registration Statement) pursuant to two subscription agreements in connection with the Company’s initial business combination (the “Business Combination”), (ii) 23,567,141 ordinary shares issued or to be issued to certain Selling Securityholders in connection with the Business Combination, (iii) 1,050,000 ordinary shares issued to certain Securityholders in connection with the Company’s formation, (iv) 500,000 ordinary shares and 500,000 warrants underlying unit purchase options (“Purchase Options”) (and 500,000 ordinary shares underlying the warrants included in the Purchase Options) originally issued to certain Selling Securityholders in connection with the Company’s initial public offering (“IPO”), (v) 4,800,000 warrants (“Insider Warrants”) (and 4,800,000 ordinary shares underlying the Insider Warrants) purchased by certain of the Selling Securityholders in a private placement that was consummated simultaneously with the IPO, (vi) 200,000 warrants, (“Working Capital Warrants”) (and 200,000 ordinary shares underlying the Working Capital Warrants) issued to a certain Selling Securityholder upon conversion of a promissory note issued by the Company in consideration of a working capital loan made by such Selling Securityholder and (vii) 95,693 ordinary shares sold to a certain Selling Securityholder pursuant to a subscription agreement in March 2014. (B) the issuance of (i) 4,200,000 ordinary shares underlying outstanding warrants issued in our IPO pursuant to a prospectus dated March 16, 2012, (ii) 900,000 ordinary shares and 900,000 warrants underlying Purchase Options (and 900,000 ordinary shares underlying the warrants included in the Purchase Options) issued in connection with the IPO and (iii) 5,000,000 ordinary shares underlying the Insider Warrants and Working Capital Warrants to the extent such warrants are transferred prior to exercise, so that such warrants and Purchase Options may be exercised by their holders.

For the purposes of this opinion, the description of the aforementioned securities representing the warrants to subscribe for securities in the Company will be hereinafter defined as the “Warrants” (which description includes, for the avoidance of doubt, those Warrants underlying the Purchase Options).

Graubard Miller

Tecnoglass Inc.

April 25, 2014

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that each of the Warrants and Purchase Options constitutes legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller